Form 3

UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549
INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES
Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
Section 17(a) of the Public Utility Holding Company Act of 1935 or Section 30(h) of the Investment Company Act of 1940

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1.Name and Address of Reporting Person(s)
	CCM Master Fund, Ltd.*
	Coghill Capital Management, L.L.C.+*
	Coghill	Clint		   D.+*
	(Last)	(First)	(Middle)

	One North Wacker Drive - Suite 4725
			(Street)

	Chicago	  IL 			60606
	(City)	(State)		(Zip)

2.Date of Event Requiring Statement (Month/Day/Year)
	10/4/2002

3.I.R.S. Identification Number of Reporting Person, if an entity (voluntary)

4.Issuer Name and Ticker or Trading Symbol
	Media 100, Inc. Common Stock (Nasdaq - MDEA)

5.Relationship of Reporting Person(s) to Issuer (Check all applicable)

            __Director		_x_10% Owner

            __Officer (give title below)__Other (specify below)

6.If Amendment, Date of Original (Month/Day/Year)
	Not Applicable

7.Individual or Joint/Group Filing (Check Applicable Line)

            __Form filed by One Reporting Person

            _x_Form filed by More than One Reporting Person

Table I - Non-Derivative Securities Beneficially Owned
1.Title of Security (Instr. 4)
	Common shares $.01 par value (cusip: 58440W105)
	Common shares $.01 par value (cusip: 58440W105)
	Common shares $.01 par value (cusip: 58440W105)
	Total: 1,366,796*

2.Amount of Securities Beneficially Owned (Instr. 4)
	1,366,796 common shares
	1,366,796 common shares
	1,366,796 common shares
	1,366,796 common shares*

3.Ownership Form: Direct (D) or Indirect (I)(Instr. 5)
	D
	I
	I

4.Nature of Indirect Beneficial Ownership (Instr. 5)
	Direct ownership by CCM Master Fund, Ltd.+*
	Indirect ownership by Coghill Capital Management, L.L.C.+* Indirect by Clint D. Coghill+*

Table II - Derivative Securities Beneficially Owned (e.g., puts, calls, warrants, options, convertible securities)
1.Title of Derivative Security (Instr. 4)
	Not Applicable

2.Date Exercisable and Expiration Date
            (Month/Day/Year)
  Date Exercisable Expiration Date

3.Title and Amount of Securities Underlying Derivative Security (Instr. 4)
  Title   Amount Or Number Of Shares

4.Conversion or Exercise Price of Derivative Security

5.Ownership Form of Derivative Securities:
  Direct (D) or Indirect (I) (Instr. 5)

6.Nature of Indirect Beneficial Ownership (Instr. 5)

Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.

Explanation of Responses:
*The reporting persons disclaim beneficial ownership of the securities except to the extent of their pecuniary interest therein.

+ Principal of the investment manager or investment manager to the investment management entity in whose account the reported securities are held


_____/s/ Clint D. Coghill+*_____  	_________October 8, 2002__________
   Clint D. Coghill+*	 				Date
Signature of Reporting Person

Coghill Capital Management, L.L.C.+*
__By:/s/ Clint D. Coghill+*_____  	_________October 8, 2002__________
   Clint D. Coghill+*					Date
   Managing Member


CCM Master Fund, Ltd.*
__By:/s/ Clint D. Coghill_______  	_________October 8, 2002__________
   Clint D. Coghill	 				Date
	   Director

Note:File three copies of this Form, one of which must be manually signed. If space is insufficient,
See Instruction 6 for procedure.